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
                                    Exhibit 21.0
                             Subsidiaries of Registrant
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         Subsidiary                         State of Incorporation     Business Name
         ----------                         ----------------------     -------------
Enterprise Bank and Trust Company           Massachusetts              same
Enterprise Securities Corporation, Inc.     Massachusetts              same
ERT Holdings, Inc.                          Massachusetts              same
Enterprise Realty Trust, Inc.               Massachusetts              same
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